Exhibit 99.1

FinTech Acquisition Corp. II and Intermex Holdings II, Inc. Announce Stockholder Meeting Date for Proposed Merger and Release Business Updates.

New York, NY, June 26, 2018 – FinTech Acquisition Corp. II (NASDAQ: FNTE) and Intermex Holdings II, Inc. (“Intermex”), the parent company of Intermex® Wire Transfer, LLC, a technology enabled wire transfer and financial processing solutions provider, today released information relating to their previously announced merger transaction and additional business updates.

Transaction Updates

FNTE announced today that it has set a record date of June 19, 2018 (the “Record Date”) and a meeting date of July 20, 2018 for a special meeting of stockholders to consider FNTE’s pending acquisition of Intermex (the “Special Meeting”). As announced on December 19, 2017, FNTE has entered into a definitive merger agreement (the “Merger Agreement”) with Intermex, a portfolio company of Stella Point Capital, LP (“Stella Point Capital”), to acquire Intermex for total consideration of approximately $260 million plus the assumption of existing indebtedness (the “Merger”).

FNTE’s stockholders of record at the close of business on June 19, 2018 will be entitled to receive notice of, and to vote the shares of common stock of FNTE owned by them at, the Special Meeting, and at any adjournment or postponement thereof.

At the Special Meeting, holders of FNTE’s common stock will be asked to approve and adopt the Merger Agreement, including the proposed Merger, and the other proposals as disclosed in the definitive proxy statement/prospectus relating to the Special Meeting. If the Merger is approved by FNTE stockholders, FNTE anticipates consummating the Merger shortly after the Special Meeting subject to the satisfaction or waiver (as applicable) of all other closing conditions under the Merger Agreement.

The Special Meeting will take place at 3:30 P.M., Eastern Time, on July 20, 2018 at 712 Fifth Avenue, 8th Floor, New York, New York 10019.

A list of FNTE stockholders entitled to vote at the Special Meeting will be open to the examination of any FNTE stockholder, for any purpose germane to the Special Meeting, during regular business hours for a period of ten calendar days before the Special Meeting.

Upon closing of the Merger, FNTE will be renamed International Money Express, Inc. FNTE has applied to continue the listing of its common stock and warrants on The NASDAQ Stock Market following the Merger under the new symbols “IMXI” and “IMXIW,” respectively.

Intermex Business Updates

“Our differentiated approach to the market continues to deliver exceptional results. During the first quarter transaction growth continued to be very strong and increased at an increasing rate in the second quarter,” said Bob Lisy, President, Chairman, and Chief Executive Officer of Intermex.  “From April 1 through June 21, 2018, we completed 5.6 million remittances with $2.1 billion in volume, each of which exceeded amounts budgeted for the quarter by approximately 4.9% and 11.0%, respectively.  May remittance transactions hit a record high for the company with over two million remittances sent in the month, reflecting a 28% increase compared to May 2017, while gross margin grew at 30% for the month year-over-year.  We expect a strong finish to the quarter with June revenue growth outpacing May.”

Daniel Cohen, Chief Executive Officer of FNTE, commented “We are delighted as Intermex continues to outperform expectations, with adjusted EBITDA for the quarter exceeding projections by an expected 15-18%.  We feel these impressive results are a direct reflection of Intermex’s unique value proposition and ability to drive continued revenue growth and margin expansion through its differentiated go to market strategy.”

About FinTech Acquisition Corp. II

FinTech Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. In January 2017, FNTE consummated a $175 million initial public offering (the “IPO”) of 17.5 million units, each unit consisting of one share of common stock and one half of one warrant, at a price of $10.00 per unit. Simultaneously, FNTE consummated the sale of 420,000 units at a price of $10.00 per unit in a private placement that generated gross proceeds of $4.2 million. FNTE’s securities are quoted on the NASDAQ Stock Market under the ticker symbols FNTE, FNTEW and FNTEU.

About Intermex

At Intermex, the customer is at the center of everything we do.  Intermex uses a proprietary financial technology that allows consumers to send money from the United States to 17 countries in Latin America and the Caribbean, including Mexico and Guatemala.  Intermex offers wire transfer, telewire, money order, and other money processing services to its customers through its network of 85,000 sending and paying agents located in all 50 states, the District of Columbia and Puerto Rico, and throughout Latin America.  Remittance services are also available digitally through intermexonline.com.  Intermex was founded in 1994 and is headquartered in Miami, Florida with subsidiary offices in Puebla, Mexico, and Guatemala City, Guatemala.

About Stella Point Capital

Stella Point Capital is a New York-based private equity firm focused on industrial, consumer, and business services investments. Founded in 2014 by Managing Partners Justin Wender and Adam Godfrey, the firm actively seeks investment opportunities throughout North America, working closely with management teams to identify strong market positions and achieve transformational growth. Stella Point’s investment team has over 75 years of combined investing and operating experience, encompassing more than 35 investments, at their prior leading global private equity firms. Stella Point provides unparalleled senior level attention and expertise, seeking to cultivate strong relationships with portfolio companies to generate superior investment returns and significant long-term value. Please visit www.stellapoint.com for additional information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. In particular, such forward-looking statements include statements concerning the timing of the merger; the business plans, objectives, expectations and intentions of the public company once the transaction is complete, and Intermex’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on FNTE’s or Intermex’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside FNTE’s or Intermex’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the transactions contemplated by the merger agreement due to the failure to obtain approval of the stockholders of FNTE or other conditions to closing in the merger agreement; (3) the ability of the public entity to meet NASDAQ’s listing standards following the merger; (4) the risk that the proposed transaction disrupts current plans and operations of Intermex as a result of the announcement and consummation of the merger transactions; (5) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and retain its management and key employees; (6) costs related to the proposed business combination; (7) changes in applicable laws or regulations; and (8) the possibility that Intermex may be adversely affected by other economic, business, regulatory and/or competitive factors. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in FNTE’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov., and in the registration statement on Form S-4 and FNTE’s proxy statement/prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and FNTE and Intermex undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, FNTE has filed with the SEC a proxy statement/prospectus (which is included in a registration statement on Form S-4 ). FNTE will mail a definitive proxy statement/prospectus to its stockholders in connection with FNTE’s solicitation of proxies for the special meeting of FNTE stockholders to be held to approve the merger and related transactions. This press release does not contain all the information that should be considered concerning the merger. It is not intended to provide the basis for any investment decision or any other decision with respect to the proposed merger. FNTE stockholders and other interested persons are advised to read the proxy statement/prospectus as it contains important information about Intermex, FNTE and the proposed merger. The definitive proxy statement/prospectus will be mailed to stockholders of FNTE as of the Record Date. Stockholders can also obtain copies of the proxy statement/prospectus and other documents filed with the SEC incorporated by reference in the proxy statement/prospectus, without charge, at the SEC’s Internet site at http://www.sec.gov, or by directing a request to: FinTech Acquisition Corp. II, 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania, 19104, attention: James J. McEntee, III, telephone 212.735.1498.

Participants in the Solicitation

FinTech Acquisition Corp. II and its directors and officers may be deemed participants in the solicitation of proxies to FNTE’s stockholders with respect to the transaction. Information regarding FNTE’s directors and officers is available in FNTE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which has been filed with the SEC. Additional information is also contained in FNTE’s definitive proxy statement/prospectus relating to the proposed merger.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Contact:

Bradley Pitts, SVP Marketing and Communications

bpitts@intermexusa.com

(305) 671-8059

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